Exhibit 8.2

THOMMESSEN	THOMMESSEN KREFTING GREVE LUND AS
Advokatfirma
Haakon Vlls gate 10
Postboks 1484 Vika, NO-0116 Oslo
Telefon +47 23 11 11 11
Telefaks +47 23 11 10 10
Fnr NO 957 423 248 MVA
www.thommessen.no
Oslo, Bergen, London
Statoil ASA
Forusbeen 50
N-4035 Stavanger
Norway

Our reference	1518243/2
Lawyer in charge	Kim Dobrowen	Oslo, 24 April 2007
Ladies and Gentlemen,
We have acted as your Norwegian counsel in connection with your Registration Statement No. 333-141445 on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”).
We have reviewed the sections set forth under the captions “Tax Consequences of the Merger for Norsk Hydro Shareholders in Norway” and “Norwegian Tax Consequences of Owning Merged Company Ordinary Shares” in the prospectus/circular included in the Registration Statement. We confirm that the descriptions pertaining to Norwegian tax matters given in these sections in our opinion fairly reflects Norwegian law as in force as of the date hereof.
We hereby consent to the filing of this opinion as an exhibit to that Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Yours sincerely
Thommessen Krefting Greve Lund AS
/s/ Kim Dobrowen
Kim Dobrowen
SCANDINAVIAN LAW ALLIANCE
VINGE Sverige/KROMANN REUMERT Danmark /THOMMESSEN Norge